UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

Of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2007

WIND ENERGY AMERICA INC.

(formerly Dotronix, Inc.)

(Exact name of registrant as specified in its charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

0-9996	41-1387074
(Commission File Number)	(IRS Employer Identification No.)

12100 Singletree Lane, Suite 100

Eden Prairie, MN 55344

(Address of Principal Executive Offices)(Zip Code)

(952) 746-1313

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.   Completion of Acquisition of Assets

On December 28, 2007 we acquired material wind energy assets from Northern Alternative Energy, Inc. in consideration for 4,000,000 shares of our common stock plus $200,000 in cash. These assets consist of the developer’s stake in 16 small wind farms, almost all of which are located on Buffalo Ridge in Lincoln County MN. Buffalo Ridge in southwestern Minnesota is a leading wind regime in the USA for generation of electricity from wind power turbines, and is well-known in the alternative energy industry for its high and consistent wind speeds.

These 16 wind farms collectively contain 46 modern wind turbines having a total rated capacity of 30.4 megawatts (30,400 kilowatts). Our ownership interest comprises only a minimal percentage interest with no material revenues until 2010, when the developer’s stake will convert into approximately 50% ownership of these wind farms. Over the past few years, these 46 turbines have generated electricity at an average annual rate of 93,000,000 kilowatt hours (kwhrs).

This acquisition increases substantially our core holding which will provide us with significant future cash flow revenues as well as material opportunity for further development. We intend to continue acquiring and/or developing favorable wind farm assets, particularly on Buffalo Ridge and similar leading wind regimes. Due to improved wind turbine technology, increasing energy demands, volatile natural gas prices, and mandated renewable energy requirements imposed on utilities, we believe an excellent opportunity exists for us to participate both responsibly and profitably in this rapidly growing sector of the “green” energy marketplace.

Item 3.02.   Unregistered Sale of Equity Securities

On December 28, 2007 the registrant issued 4,000,000 shares of its common stock to Northern Alternative Energy, Inc. as consideration related to the foregoing described acquisition of wind energy assets. No commissions were involved in this transaction, and these shares were offered and sold in reliance on the exemption set forth in Section 4(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 31, 2007	Wind Energy America Inc.
	By	/s/ Robert O. Knutson
Robert O. Knutson, Chief Executive Officer